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                                                                   EXHIBIT 10.48

                               PURCHASE AGREEMENT

      THIS PURCHASE AGREEMENT (the "Agreement") is made and entered into as of this 8th day of April, 2005 by and between PCTEL Antenna Products Group, Inc., a(n) Illinois Corporation f/k/a MAXRAD, Inc., an Illinois corporation ("Seller") and Quintessence Publishing Company, Inc., an Illinois corporation, or its assign ("Purchaser").

      WHEREAS, the parties wish to sell and purchase the Property (as hereinafter defined) pursuant to the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties agree as follows:

      1. PROPERTY TO BE PURCHASED. Subject to compliance with the terms and conditions of this Agreement, Seller shall sell to Purchaser and Purchaser shall purchase from Seller the real property commonly known as 4350 Chandler Drive, Hanover Park, Illinois, consisting of certain land legally described on Exhibit A attached hereto (the "Land"), together with all buildings, structures and improvements located thereon including that certain building consisting of approximately 31,150 square feet (collectively the "Improvements"), and certain equipment and personal property identified on Exhibit B hereto (the "Equipment"). All of the foregoing Improvements, Equipment and Land together with all easements, tenements, hereditaments, and appurtenances belonging thereto are collectively referred to herein as the "Property."

      2. PURCHASE PRICE. The purchase price for the Property ("Purchase Price") shall be Two Million Two Hundred Seventy-Five Thousand and no/100 Dollars ($2,275,000.00). The Purchase Price shall be paid as follows:

      A. Cash in the amount of Seventy-Five Thousand and No/100ths Dollars ($75,000.00) constituting Purchaser's earnest money shall be deposited by Purchaser into an escrow account with Land America/Lawyer's Title Insurance Corporation ("Escrow Agent"). Seller and Purchaser acknowledge and agree that $37,500 of the total $75,000 has, on March 24, 2005, been deposited with Escrow Agent, and the balance of $37,500 shall be deposited by Purchaser within three
(3) business days of the "Effective Date" which is the date Purchaser receives a fully executed original of this Agreement. For purposes of this Agreement, the term "Earnest Money" shall mean, collectively, the $75,000 as set forth above, and all interest earned thereon. The Earnest Money shall be held by Escrow Agent pursuant to the Strict Joint Order Earnest Money Escrow agreement entered into by Seller and Purchaser by their respective agents, invested in an interest-bearing account per Purchaser's instructions. Purchaser and Seller shall each pay one-half of any escrow fee charged by Escrow Agent for its services in connection with administering the Escrow Account.

      B. At closing, the Earnest Money shall be applied to the Purchase Price and the balance owing shall be paid by wire transfer, certified or cashier's check.

      3. TITLE TO BE DELIVERED. Seller agrees to convey marketable fee simple title in the Property to Purchaser subject only to such exceptions to title as are defined herein as the "Permitted Exceptions."

      A. Immediately upon the Effective Date, Seller shall order and cause to be issued and delivered to Purchaser within thirty (30) days thereafter a commitment (the "Commitment") for an ALTA Form B Owner's title insurance policy issued by Lawyer's Title Insurance Corporation (the "Title Company") wherein Title Company agrees to issue to Purchaser upon the recording of the Deed and conveyance documents an ALTA Form B 1992 Owner's Title Insurance Policy in the full amount of the Purchase Price, showing Purchaser as owner of the Property in fee simple, subject only to the Permitted Exceptions (hereinafter defined). The Commitment shall provide that the final title policy to be issued pursuant thereto shall have standard and general exceptions deleted or insured over so as to afford full extended coverage ("Title Policy"), and shall include the following endorsements: ALTA Restriction Endorsement No. 1; location endorsement (confirming the information contained in the Survey); access endorsement (confirming access to Chandler Drive); contiguity endorsement (confirming that the Property is one contiguous parcel with no gaps or gores); an endorsement insuring no violation of building lines, covenants, easements or restrictions pertaining to the Property; an ALTA 3.1 Zoning Endorsement, and such other endorsements as may be reasonably required by Purchaser. Seller shall also deliver to Purchaser, at Seller's sole cost and expense and concurrently with Seller's

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delivery of the Commitment, complete and legible copies of all documents
(collectively, "Exception Documents") evidencing title exceptions (permitted or otherwise) referenced or to be referenced in the Commitment.

      B. Concurrently with ordering the commitment, Seller shall order a current survey of the Property prepared by a surveyor licensed by the State of Illinois and certified to Purchaser, the Title Company and such other parties as Purchaser shall designate, which survey is to be prepared in accordance with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys," jointly established and adopted by the American Land Title Association, the American Congress on Surveying and Mapping and the National Society of Professional Surveyors in 1999 and pursuant to the Accuracy Standards (as adopted by ALTA and ACSM and in effect on the date of the certification) of an Urban Survey and including items 1 through 4, 6 through 11, 14 through 17 and item 20 of Table A of said Minimum Standard Detail Requirements (the "Survey"). At least two (2) copies of the Survey shall be delivered to Purchaser not later than thirty (30) days after the Effective Date.

      C. Regardless of when the Inspection Period (defined in Section 4.C. hereof) expires, Purchaser shall have seven (7) days after receipt of all of the Commitment, copies of all the Exception Documents and Survey to render any objections to the same in writing to Seller. Seller shall have seven (7) days from the date it receives such objections ("Cure Period") to have the same removed or satisfied. If Seller shall fail to have such objections removed or satisfied within the Cure Period, Purchaser may, not later than three (3) business days after the expiration of the Cure Period, at its sole discretion, either elect in writing to: (i) terminate this Agreement without any liability on its part, in which event the Earnest Money shall be delivered to Purchaser and neither party shall have any further duties or obligations under this Agreement, or (ii) take title subject to such objections. Failure of Purchaser to so elect shall constitute an election of item (ii). Seller agrees to use its best efforts to promptly remove or satisfy such objections from the Commitment. For purposes of this Agreement, the term "Permitted Exceptions" shall mean all title exceptions described on the Commitment and those set forth on Exhibit C attached hereto, and not objected to by Purchaser pursuant to this Section 3.C. and any exceptions created or caused by Purchaser or its agents. Notwithstanding the foregoing, in no event shall Permitted Exceptions include any title exceptions pertaining to liens or encumbrances of a definite and ascertainable amount which may be removed by the payment of money and which Seller shall, in all events, cause to be removed on or before the Closing Date.

      4.    RIGHTS OF INSPECTION, TESTING AND REVIEW/INSPECTION PERIOD.

      A. Seller shall deliver to Purchaser within three (3) business days after the Effective Date, copies of all the following, if any, it has in its possession or control pertaining to the Property: title reports, surveys, site plans, leases, service contracts, licenses, books, records, notices, consents, approvals, plans, specifications, surveys, engineering studies, engineering drawings, plans and specifications of the Improvements and utilities, analysis, soil test borings, environmental studies, tax bills for the current tax year and the two (2) immediately prior years and any notices of assessments, assessed valuations and the like, and other documentation pertaining to the Property (whether prepared by Seller, Seller's agents or independent contractors, any governmental authority or agency, federal, state or local, or any other third party).

      B. From and after the Effective Date and continuing through the end of the Inspection Period or termination of this Agreement, whichever occurs first, Purchaser, its counsel, accountants, agents and other representatives, shall have access to the Property and all parts thereof, upon reasonable notice to Seller. Purchaser and its agent and representatives shall also have the right to enter upon the Property on reasonable notice for the following purposes: inspecting, surveying, engineering, test boring, performance of environmental tests and such other work as Purchaser shall consider appropriate; provided, however, that Purchaser shall hold Seller harmless and fully indemnify Seller against any damage, claim, liability or cause of action arising from or caused by the actions of Purchaser, its agents, or representatives upon the Property and further that Purchaser will restore the Property to the condition in which it existed immediately prior to Purchaser undertaking its examinations. Provided, further, that prior to access to the Property, Purchaser or its agents or other representatives shall obtain and deliver to Seller a certificate of liability insurance, in reasonable amounts and with companies reasonably acceptable to Seller, naming Seller as an additional insured /certificate holder. Purchaser shall have the further right to make such inquiries of governmental agencies and utility companies, etc., and to make such feasibility studies and analyses as it considers appropriate (the review of the documents under Section 4.A. above, together with the review of the Property under this
Section 4.B., is referred to herein collectively as the "Inspections"). Seller shall reasonably cooperate with Purchaser with respect to the Inspections, including but not limited to the execution of any documents necessary for such Inspections, provided that Seller shall bear no expense in connection therewith. Notwithstanding the above, Purchaser may, following the end of the Inspection Period but prior to the Closing Date, have access to the Property, on reasonable notice and on a date(s) and time(s) mutually acceptable to Seller and Purchaser, for the purpose of space planning and for final inspection of the Property.

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      C.    The obligations of Purchaser under this Agreement are expressly subject to and conditioned upon the determination by Purchaser, in its sole discretion and judgment, that the Property is satisfactory for the uses and purposes intended by Purchaser. In the event Purchaser determines it does not wish to purchase the Property as provided herein at any time on or prior to the date which is thirty (30) days after the Effective Date (such 30-day period is referred to herein as the "Inspection Period"), Purchaser shall have the option to either (i) deliver written notice to Seller on or before the last day of the Inspection Period terminating this Agreement, in which event the Earnest Money shall be returned to Purchaser, this Agreement shall be deemed null and void and neither party shall have any further duties or obligations under this Agreement, or (ii) deliver written notice to Seller on or before the last day of the Inspection Period that Purchaser wishes to proceed to closing as set forth herein, in which event the Earnest Money shall become non-refundable to Purchaser (except in the event of Seller's breach of this Agreement or as otherwise specifically set forth herein) but shall remain in escrow pending the closing or termination of this Agreement. If Purchaser fails to timely notify Seller of its election under this Section 4.C., Purchaser shall be deemed to have elected option (ii) above.

      5. OPERATIONS PENDING CLOSING. Until the closing and subject to Purchaser's indemnification under Section 4.B. above, Seller shall have the full responsibility and the entire liability for any and all damages or injury of any kind whatsoever to the Property. If, prior to the closing, fifty per cent (50%) or more of the Property is damaged or destroyed ("Major Casualty"), or, if the Property shall be the subject of an action in eminent domain or a proposed taking by a governmental authority, whether temporary or permanent, Purchaser, at its sole discretion, shall have the right to terminate this Agreement upon written notice to Seller without liability on its part in which event all Earnest Money shall be refunded to Purchaser. If (a) Purchaser does not exercise its right of termination in the event of a Major Casualty or a taking as described above, or (b) in the event of a casualty which is not a Major Casualty, then any and all insurance proceeds not to exceed the Purchase Price arising out of such damage or destruction, or compensation of awards arising out of any such eminent domain or taking, shall be assigned to or paid over to the Purchaser on the Closing Date. Seller agrees to keep in full force and effect pending the closing hereunder, (i) fire and casualty insurance for the values currently in force for the Property, and (ii) liability insurance in customary amounts for property similar to the Property.

      From the Effective Date until the Closing Date or earlier termination of this Agreement, Seller shall not do, suffer or permit or agree to do any of the following: (a) enter into any transaction in respect to or affecting the Property outside of the ordinary course of business; (b) sell, encumber or grant any interest in the Property or any part thereof in any form or manner whatsoever, or otherwise perform or permit any act which will diminish or otherwise affect Purchaser's interest under this Agreement or in the Property or which will prevent or inhibit Seller's performance of its obligations hereunder; or (c) enter into any lease or other agreement with respect to the Property or modify, extend or otherwise amend any current lease or agreement, except with Purchaser's express written consent, which may be withheld in Purchaser's reasonable discretion.

      6.    REPRESENTATIONS.

      6.1 Representations of Seller. In order to induce Purchaser to enter into this Agreement and purchase the Property, Seller hereby represents and warrants to Purchaser that:

      A. Seller has no knowledge of any actions in condemnation, eminent domain or public taking proceedings now pending or contemplated against the Property, or that could affect, impair or restrict access between the Property and adjacent public areas.

      B. Seller has no knowledge of any ordinance or hearing is now before any local governmental body which either contemplates or authorizes any public improvements or special tax levies, the cost of which may be assessed against the Property.

      C. Seller has good and marketable fee simple title interest to the Property and is the sole owner thereof.

      D. Seller has no knowledge of any notices, orders, suits, judgment or other proceedings relating to fire, building, zoning, air pollution or health violations that have not been corrected. Seller shall notify Purchaser of any past notices, orders, suits, judgments or other proceedings relating to fire, building, zoning, air pollution or health violations as they relate to the Property.

      E. The Property will as of the Closing Date be free and clear of all liens, security interests, all encumbrances, leases or other restrictions except the Permitted Exceptions. However, the Property is subject to an annual (calendar year) common area

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maintenance assessment by the Mallard Lake Business Park Property Owners
Association ("MALLARD LAKE BPPOA") [The 2005 net assessment after rebate = $3.028.00]

      F. Seller has the right, power and authority to enter into this Agreement and to convey the Property in accordance with the terms and provisions of this Agreement and the persons executing this Agreement on behalf of Seller have been duly and validly authorized by Seller to enter into this Agreement and have the right, power and authority to enter into this Agreement and bind Seller.

      G. To the best of Seller's knowledge, the Property does not contain any underground or above ground storage tanks. If any above ground or underground tanks have previously been located on the property, Seller agrees to provide Purchaser with any and all information available in connection with the removal of any such tanks.

      H. That after due inquiry and investigation (i) to the best of Seller's knowledge, the Land and Improvements or any part thereof have never been used as a sanitary landfill, waste dump site, or for the treatment, storage, or disposal of hazardous wastes, as defined in the "Environmental Laws" (as hereinafter defined); (ii) no asbestos-containing material is contained in the Improvements;
(iii) no release of hazardous substances, as that term is defined in the Environmental Laws, has occurred from or upon the Property during or, to the best of Seller's knowledge, prior to, Seller's ownership; (iv) to the best of Seller's knowledge, there are no hazardous substances presently in, upon, or under the Land or Improvements; and (v) Seller has received no notice of violation or other communication from any governmental authority alleging or suggesting the violation of any law, statute, code, ordinance, rule or regulation, including, without limitation, any Environmental Law upon the Land or Improvements. For purposes hereof, "Environmental Laws" shall include the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, and any other laws, statutes, or ordinances (whether federal, state, county, or municipal) relating to the discharge, spillage, presence, seepage, or filtration of oil, petroleum, chemicals, gaseous products, hazardous waste, or hazardous substances.

      I. The Property has not been classified under any designation authorized by law to obtain a special low ad valorem tax rate or to receive a reduction, abatement or deferment of ad valorem taxes which, in such case, will result in additional, catch-up or roll-back taxes in the future in order to recover the amounts previously reduced, abated or deferred.

      J. There are no actions, suits, or proceedings pending or threatened by any organization, person, individual, or governmental agency against Seller with respect to the Property or against the Property, or with respect thereto, nor does Seller know of any basis for such action.

      K. There are no obligations in connection with the Property, or any so called "recapture agreements," involving sewer extensions, oversizing utility lines, lighting or like expense or charge for work or services done upon, or relating to, the Property which will bind Purchaser or the Property from and after the Closing Date hereunder.

      L. There is no written agreement or undertaking or bond with any governmental agency relative to the obligation of the owner of the Property to construct, or to contribute to the cost of construction of, any acceleration or deceleration lane, access or street lightings in, on or around the Property.

      M. To the best of Seller's knowledge, there are no donations or payments to or for schools, parks, fire departments, or any other public entity or facilities which are required to be made by the owner of the Property.

      N. The sale contemplated hereby is not subject to and will not subject Purchaser to liability under Section 9.02(d) of the Illinois Income Tax Act and
Section 444(j) of the Retailer's Occupation Tax Act.

      O. All representations and warranties of Seller appearing in other Sections of the Agreement are true and correct in all material respects, provided all such representations are qualified by the actual knowledge of Seller.

      P. Seller has no knowledge of any existing patent or latent structural or other physical defect or deficiency in the condition of the Property or the roof of any building, or any component of the Property including without limitation, the mechanical systems, HVAC systems, plumbing, electrical, security, utility and sprinkler systems or the roof of any building, and the Equipment is in good operating condition and repair.

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      Q.    There are no defaults or breaches under any leases or service contracts pertaining to the Property, no payments or deposits have been received more than one month in advance, no payments are owing for any periods following the Closing Date, and all of such leases and service contracts are terminable upon not more than thirty (30) days prior written notice, and Seller shall terminate the same effective prior to the closing unless Purchase elects to receive an assignment of the same from Seller (if and to the extent they are assignable) as of the closing, which election shall be made in writing, if at all, prior to the expiration of the Inspection Period.

The representations and warranties set forth in this Section 6.1 shall be continuing and shall be true and correct on and as of the Closing Date with the same force and effect as if made at that time and all such representations and warranties shall survive closing for a period of one (1) year and shall not be affected by any investigation, verification or approval by any party thereto or by anyone on behalf of any party hereto and shall not merge into Seller's deed being delivered at closing. Seller agrees to and does hereby indemnify, protect, defend and hold Purchaser harmless from and against and to reimburse Purchaser with respect to any and all claims, demands, causes of action, loss, damage, liabilities, and costs (including reasonable attorneys' fees and costs of litigation) asserted against or incurred by Purchaser by reason of or arising out of the breach of any representation or warranty as set forth in this Section 6.

      6.2 Representation of Purchaser. Purchaser has the right, power and authority to enter into this Agreement and to obtain title to the Property in accordance with the terms and provisions of this Agreement and the persons executing this Agreement on behalf of Purchaser have been duly and validly authorized by Purchaser to enter into this Agreement and have the right, power and authority to enter into this Agreement and bind Purchaser.

      7. CONDITIONS TO CLOSING. The closing of the transaction contemplated by this Agreement and all the obligations of Purchaser under this Agreement are subject to fulfillment, on or before the Closing Date, of all obligations of Seller to have been duly and timely performed and all representations and warranties of Seller contained herein being true and correct in all material respects as of the Closing Date. If the foregoing conditions are not satisfied by Seller or waived by Purchaser on or before the Closing Date, then Purchaser may elect either (i) to terminate this Agreement by written notice delivered to Seller, and the Earnest Money heretofore delivered to Escrow Agent shall promptly be delivered to Purchaser, or (ii) to seek specific performance of this Agreement. The election of 7 (i) or (ii) above shall be Purchaser's sole and exclusive remedy and is in lieu of any other remedies.

      8. CLOSING; DELIVERY OF POSSESSION. Subject to the fulfillment or waiver of the conditions hereof, and provided that all of the covenants, representations and warranties of Seller are true and correct on the Closing Date as though made on such date, the closing of the purchase and sale shall take place on June 22, 2005, or such earlier date as may be mutually agreed by the parties hereto. The closing shall take place at the offices of Escrow Agent in downtown Chicago, Illinois, or such other place as Seller and Purchaser may mutually determine and shall be administered pursuant to a deed and money escrow. Sole and exclusive possession of the Property shall be delivered to Purchaser on the Closing Date. Further, Seller shall deliver the Property to Purchaser in substantially the same condition as it existed on the Effective Date, reasonable wear and tear excepted, free of all debris and equipment other than the Equipment. Seller shall further repair any damage to the Property caused by or resulting from the removal of any equipment or any other items.

      9. SELLER'S OBLIGATIONS AT CLOSING. At or prior to the Closing Date, Seller shall deliver, or cause to be delivered to Purchaser:

      A. Seller's duly recordable General Warranty Deed to the Property (in a form reasonably satisfactory to Purchaser) conveying to Purchaser marketable fee simple title to the Property and all rights appurtenant thereto subject only to the Permitted Exceptions together with all required transfer declarations duly executed by Seller.

      B. The ALTA Form B 1992 Owner's Title Insurance Policy, or a suitably marked up copy of the Commitment in the form required hereunder.

      C. 1099 solicitation in the customary form as supplied by the title insurer.

      D. The affidavit of Seller confirming that Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code.

      E. An Affidavit of the Title in customary form from Seller averring that with respect to the Property, other than the Permitted Exceptions, there are no rights or claims of parties in possession of the Property claiming by, through or under Seller, and that there are no liens, or rights to a lien, for services, labor, materials furnished for or at the instance of Seller.

      F.    A settlement statement (to be signed by both Purchaser and Seller).

      G. A certification by Seller affirming that all representations and warranties of Seller in this Agreement are true and correct as of the Closing Date.

      H. An Affidavit affirming that the sale of the Property is not subject to and will not subject Purchaser to liability under Section 9.02(d) of the Illinois Income Tax Act and Section 444(j) of the Retailer's Occupation Tax Act.

      I. An assignment of any and all assignable warranties relating to the Property or the service thereof, and an assignment of all leases and service contracts which Purchaser has elected to assume pursuant to Section 6.1 Q. in form and substance reasonably acceptable to Purchaser.

      J. Any certificates or stamps as may be required by the Village of Hanover Park in order to convey the Property pursuant hereto.

      K. Such other documents as may be required by this Agreement or the Title Company, all in a form satisfactory to Purchaser.

      10. DELIVERY OF PURCHASE PRICE; OBLIGATIONS AT CLOSING. At closing, and subject to the terms, conditions, and provisions hereof and the performance by Seller of its obligations as set forth herein, Purchaser shall deliver the Purchase Price plus or minus any credits or deductions as set forth herein into a deed and money escrow with the Escrow Agent.

      11. CLOSING COSTS. In the event the Village of Hanover Park imposes a transfer or documentary stamp tax for the deed required to be delivered herein, the responsible party as provided in the applicable ordinance shall pay the costs for the same. In addition, the following costs and expenses shall be paid as follows in connection with the closing:

      A.    Seller shall pay:

            (i) The costs of the Commitment and the cost of the premium for the Title Policy, including an extended coverage coverage endorsement, and the cost of the Survey.

            (ii) All state and county transfer taxes imposed on the conveyance.

            (iii) A pro-rata portion of all taxes as provided in Section 12 below.

            (iv) All special assessments whether levied, pending or assessed.

            (v) One-Half of any Escrow Fee or closing fee to be charged by Escrow Agent.

            (vii) Seller's attorneys' and other professional's fees.

            (viii) The cost of recording the satisfaction of any existing mortgage and any other document necessary to make title marketable.

            (ix) Other customary Seller costs not otherwise set forth herein.

      B. Purchaser shall pay the following costs in connection with the closing:

            (i) The cost of recording the Deed.

            (ii) One-Half of any Escrow Fee or closing fee to be charged by Escrow Agent.

            (iii) The cost of all endorsements to the Title Policy as Purchaser may require (except extended coverage).

            (iv) Purchaser's attorneys' and other professional's fees.

            (v) Pro-rata portion of pre-paid 2005 Common Area Maintenance Assessment to MALLARD LAKE BPPOA, as provided for in Section 12 below.

            (vi) Other customary Purchaser costs not otherwise set forth herein.

      12. REAL ESTATE TAXES AND SPECIAL ASSESSMENTS; PRORATIONS. Seller shall pay all levied and pending governmental or association special assessments against the Property prior to the Closing Date. The annual assessment for common area maintenance of the MALLARD LAKE BPPOA shall be pro-rated by the parties based on a 365 day calendar year. Seller shall pay all real estate taxes due and payable for all calendar years prior to the calendar year in which the Closing Date occurs. Real estate taxes due and payable for calendar year in which the Closing occurs shall be prorated on the basis of a 365 day calendar year, based on 105% of the most recent available tax bill(s) for the Property. Further, Seller and Purchaser shall prorate, as of the Closing any rent or other payments relating to any assumed service contracts and leases as provided herein. Any and all utility charges for the Property relating to any period prior to closing shall be paid in full by Seller prior to or simultaneously with the closing.

      13. BROKERAGE. Seller and Purchaser represent and warrant to each other that they have not engaged the services of any broker in connection with the sale and purchase contemplated by this Agreement except for The John Buck Company and Colliers Bennett & Kahnweiler, Inc., respectively ("Brokers"). A commission will be paid by Seller to The John Buck Company pursuant to its written agreement with said broker. Neither Seller nor Purchaser is responsible for paying any commission to Colliers Bennett & Kahnweiler, Inc. Seller and Purchaser hereby agree to indemnify and hold one another harmless for any claim (including reasonable expenses incurred in defending such claim) made by any broker or sales agent or similar party other than Brokers in connection with this transaction and not disclosed herein.

      14. REMEDIES. If Seller defaults in the performance of this Agreement and Purchaser terminates this Agreement, all of the Earnest Money, whether or not designated "non-refundable" in Section 4.C. hereof or otherwise shall be returned to Purchaser. Alternatively, Purchaser may elect to seek specific performance of this Agreement. Purchaser's election of the return of its Earnest Money or its decision to seek specific performance, shall be Purchaser's sole and exclusive remedy and is in lieu of any other remedies.

If Purchaser defaults in the performance of this Agreement, Seller's sole and exclusive remedy shall be to terminate this Agreement in which event Escrow Agent shall deliver the Earnest Money to Seller as liquidated damages and as Seller's sole and exclusive remedy. Seller and Purchaser hereby acknowledge and agree that Seller's damages upon a default by Purchaser would be difficult if not impossible to ascertain and Seller and Purchaser hereby acknowledge and agree that the Earnest Money constitutes a reasonable estimate of such damages.

      15.   MISCELLANEOUS. The following general provisions govern this
Agreement:

      A. No Waivers. The waiver by either party hereto of any condition or the breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any other condition or of any subsequent breach of the same or of any other term, covenant or condition herein contained. Either party, in its sole discretion may waive any right conferred upon such party by this Agreement; provided that such waiver shall only be made by giving the other party written notice specifically describing the right waived.

      B.    Time of Essence. Time is of the essence of this Agreement.

      C. Governing Law. This Agreement is made and executed under and in all respects to be governed and construed by the laws of the State of Illinois and the parties hereto hereby agree and consent and submit themselves to any court of competent jurisdiction situated in Illinois.

      D. Notices. All notices and demands given or required to be given by any party hereto to any other party shall be deemed to have been properly given if and when delivered in person, sent by facsimile (with verification of receipt), or received via U.S. Postal Service sent by registered or certified mail, postage prepaid, return receipt requested, or one (1) business day after being deposited with a reputable overnight courier service (such as FedEx) for next business day delivery, addressed as follows (or sent to such other address as any party shall specify to the other party pursuant to the provisions of this Section):

                        If to Seller:

                        PCTEL Antenna Products Group, Inc.
                        8725 W. Higgins Road
                        Suite 400
                        Chicago, IL 60631

                        Attn: Les Sgnilek, Vice President
                        Fax No: 773 243 3050

                        With a copy to:

                        Joel Goldman, Esq.
                        5105 Tollview Drive, No.199
                        Rolling Meadows, IL 60008
                        Fax No.: 847/870-9702

                        If to Purchaser:

                        Quintessence Publishing Company, Inc.
                        551 Kimberly Drive
                        Carol Stream, Illinois  60188
                        Attn: William G. Hartman
                        Fax No.: 630-682-3288

                        with a copy to:

                        Wildman, Harrold, Allen & Dixon LLP
                        225 West Wacker Drive, Suite 2500
                        Chicago, Illinois 60606
                        Attn: Todd A. Bickel
                        Facsimile No. (312) 416-4531

                        Any party, by notice given as aforesaid, may change the address to which subsequent notices are to be sent to such party.

      E. Survival; Assignability. This Agreement and the rights and duties set out herein shall inure to the benefit of and be binding on the parties' respective heirs, successors and assigns. Seller hereby acknowledges and agrees that Purchaser may assign all of its right, title and interest in this Agreement to a related entity or another entity in order to facilitate a so-called 1031 Exchange prior to or at closing.

      F. Invalidity. If for any reason any term or provision of this Agreement shall be declared void and unenforceable by any court of law or equity it shall only affect such particular term or provision of this Agreement and the balance of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

      G. Disputes. Notwithstanding any other provisions herein to the contrary, if any action or proceeding is brought by Seller or Purchaser to interpret the provisions hereof or to enforce either party's respective rights under this Purchase

Agreement, the prevailing party shall be entitled to recover from the unsuccessful party therein, in addition to all other remedies, all costs incurred by the prevailing party in such action or proceeding, including reasonable attorney's fees.

      H. Complete Agreement. All understandings and agreements heretofore had between the parties are merged into this Agreement which alone fully and completely expressed their agreement. This Agreement may be changed only in writing signed by both of the parties hereto and shall apply to and bind the successors and assigns of each of the parties hereto and shall merge with the deed delivered to Purchaser at closing except as specifically provided herein.

      I. 1031 Exchange. Purchaser shall have the right to acquire the Property as part of a transaction that Purchaser intends to qualify as a tax-deferred exchange under Section 1031 of the Internal Revenue Code. Seller shall make all reasonable efforts to cooperate with Purchaser, provided, however, that the Closing Date hereunder shall not thereby be delayed. Further, Seller shall not be obligated to incur any additional expenses or liabilities and Purchaser shall defend, indemnify and hold harmless Seller against any and all losses, costs, expenses and liabilities which may arise out of such tax-deferred exchange.

      J. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK-
                             SIGNATURE PAGES FOLLOW]

                  IN WITNESS WHEREOF, Purchaser has executed this Agreement as of this 8th day of April, 2005.

                                         PURCHASER:

                                         QUINTESSENCE PUBLISHING COMPANY,
                                         INC., AN ILLINOIS CORPORATION

                                         By: /S/ William G. Hartman
                                             ---------------------------
                                         Its: Vice President

               [SELLER'S SIGNATURE APPEARS ON THE FOLLOWING PAGE]

                  IN WITNESS WHEREOF, Seller has executed this Agreement as of this 8th day of April, 2005.

                                    SELLER:

                                    PCTEL ANTENNA PRODUCTS GROUP, INC.,
                                    an Illinois corporation, f/k/a MAXRAD, Inc.

                                    By: /S/ Les Sgnilek
                                        ------------------
                                    Its: Vice President

EXHIBIT A

(Legal Description)

LOT 1 OF MALLARD LAKE BUSIES PARK RESUBDIVISION III, BEING A RESUBDIVISION IN PART OF THE SOUTHE

AST 1/4 OF SECTION 13, TOWNSHIP 40 NORTH, RANGE 9, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN THE VILLAGE OF HANOVER PARK, DUPAGE COUNTY, ILLINOIS

EXHIBIT B

(Equipment List)

Two (2) Air Compressors

One (1) Air Dryer

Note: The security system in the building is owned by ADT and is not owned by Seller.

EXHIBIT C

Permitted Exceptions